UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2008

CONSOLIDATED CAPTIAL PROPERTIES IV

 (Exact name of Registrant as specified in its charter)

            California

  0-11002

  94-2768742

 (State or other jurisdiction

(Commission

     (I.R.S. Employer

 of incorporation or

File Number)

  Identification Number)

           organization)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Consolidated Capital Properties IV, a California limited partnership (the “Registrant”), owns a 100% interest in CCP IV Associates Ltd., a Texas limited partnership (the “Partnership”).  CCP IV Associates Ltd. owns Citadel Village Apartments (“Citadel Village”), a 122-unit apartment complex located in Colorado Springs, Colorado and Village East Apartments (“Village East”), a 137-unit apartment complex located in Colorado Springs, Colorado.  On April 2, 2008, the Partnership and two other partnerships (together the “Selling Partnerships”) that own two apartment complexes with an aggregate of 216 units entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Hamilton Zanze and Company, a California corporation (the “Purchaser”), to sell the four apartment complexes (together the “Properties” and individually a “Property”) to the Purchaser for a total sales price of $27,250,000, $6,750,000 of which will be allocated to Citadel Village and $6,500,000 of which will be allocated to Village East.  Each of the Selling Partnerships is affiliated with AIMCO Properties, L.P., an affiliate of both the Partnership and the general partner of the Registrant.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as an exhibit.

PURCHASE PRICE.  The total purchase price is $27,250,000, $6,750,000 of which will be allocated to Citadel Village and $6,500,000 of which will be allocated to Village East, subject to certain prorations and adjustments at the closing.  The Purchaser delivered an initial deposit of $250,000, of which $150,000 is non-refundable.  With respect to the $250,000 initial deposit, the Partnership is allocated approximately $63,000 for Citadel Village and approximately $60,000 for Village East.  With respect to the non-refundable portion of the initial deposit, the Partnership is allocated approximately $38,000 for Citadel Village and approximately $36,000 for Village East.  Upon termination of the feasibility period, the Purchaser will deliver an additional deposit of $250,000, of which the Partnership will be allocated approximately $63,000 for Citadel Village and approximately $60,000 for Village East.  If the Purchaser fails to notify the Selling Partnerships in writing of its intent to terminate the contract prior to the end of the feasibility period, the two deposits will become non-refundable.

CLOSING.  The expected closing date of the transaction is June 18, 2008. The Selling Partnerships have the right to extend the closing to the last business day of the month in which the closing date otherwise would occur by delivering written notice to the Purchaser.  Further, the closing date may be extended to a date not later than forty-five days from the original closing at the option of the Selling Partnerships upon delivering written notice to the Purchaser not less than 10 days prior to original scheduled closing date.  The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  With respect to both Citadel Village and Village East, the Purchaser shall pay any transfer, sales, use, gross receipts or similar taxes, recording costs, any premiums or fees for its applicable title policy and one-half of the customary closing costs of the escrow agent. The Partnership shall pay the base premium for its applicable title policy and one-half of the customary closing costs of the escrow agent.

REPRESENTATIONS AND WARRANTIES.  The Selling Partnerships and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS.  The risk of loss or damage to Citadel Village or Village East by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than $250,000 will be borne by the Partnership. The Selling Partnerships must maintain in full force and effect until the closing date all existing insurance coverage on the Properties.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Selling Partnerships.

DEFAULTS AND REMEDIES.  If the Purchaser defaults in its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then the Purchaser will forfeit all deposits to the Selling Partnerships, and neither the Purchaser nor the Selling Partnerships will be obligated to proceed with the purchase and sale of the Properties.  The Selling Partnerships expressly waive the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Selling Partnerships, prior to the closing, default in their representations, warranties, covenants, or obligations then the Purchaser has the option of (i) seeking specific performance of each of the Selling Partnerships’ obligation to deliver the deed for such Selling Partnership’s Property pursuant to the Purchase Agreement or (ii) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $35,000 per Property.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibit

10.138

Purchase and Sale Contract between CCP IV Associates, Ltd., a Texas limited partnership and the affiliated Selling Partnerships, and Hamilton Zanze and Company, a California corporation, dated April 2, 2008.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consolidated Capital Properties IV

(a California limited partnership)

By:

ConCap Equities, Inc.

General Partner

By:

/s/Stephen B. Waters

Stephen B. Waters

Vice President

 Date:  April 8, 2008